Exhibit 10.60

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is by and between ENSCO Incorporated (the “Company”), and Patrick Carey Lowe (“Consultant”). This Agreement is entered into on December 31, 2019 and shall be effective as of January 1, 2020 (“Effective Date”).

RECITALS

The Company wishes to utilize certain services performed by Consultant, and Consultant can provide and desires to render to the Company such services, and the parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions that will control the rendering of services provided to the Company by Consultant.
In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant hereby agree as follows:

I.	Services to be Provided by Consultant

A.Description of Consulting Services. Subject to the terms of this Agreement, the Company retains Consultant, and Consultant agrees to serve as a consultant to the Company and its affiliates for the purpose of providing part-time transitional support and general consulting services to the Company and its affiliates on such matters as the Company may reasonably request (made by the Company’s Chief Executive Officer) from time to time, all at such times and location(s) as are mutually agreeable Consultant and the Company (collectively, the “Consulting Services”). The Consulting Services shall not exceed twenty (20) hours per month unless otherwise mutually agreed upon by the parties. During the Term, Consultant shall be entitled to accept other engagements or employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise unreasonably conflict with his obligations hereunder.

B.Company’s Reliance. The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant will use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

C.Representations by Consultant. Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant’s ability to perform the Consulting Services in accordance with the Agreement’s terms, including without limitation any agreement or obligation to or with any other company, and that Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party. Consultant agrees that Consultant will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Consultant’s performance under this Agreement. Consultant further represents that Consultant’s performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to this Agreement, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.

D.Nature of Relationship Between Parties. Consultant will render the Consulting Services under this Agreement as an independent contractor, while specifically adhering to the rules, policies, regulations and procedures of the Company, as may be amended by the Company at any time. Except as otherwise specifically agreed to by the Company in writing, Consultant shall have no authority or power to bind the Company with respect to third parties, and Consultant shall not represent to third parties that Consultant has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

II.	COMPENSATION FOR CONSULTING SERVICES

A.Consulting Fee. In exchange for the Consulting Services, the Company shall pay Consultant an aggregate consulting fee of $1,178,000 (the “Consulting Fee”), which amount shall be payable in arrears in twelve (12) monthly installments following the Effective Date, with the first eleven (11) installments in the amount of $98,166.67 each and the final installment in the amount of $98,166.63. Each monthly installment shall be paid within fifteen (15) days after the applicable month-end to the bank account designated by Consultant. The Consulting Fee constitutes the sole compensation to which Consultant shall be entitled for performance of the Consulting Services.

B.Expense Reimbursement. Consultant will be reimbursed for reasonable, documented out of pocket travel and business expenses incurred in the performance of the Consulting Services in accordance with the Company’s travel and expense policies. Any reimbursement will be made within 30 days of submission of appropriate documentation of such costs by Consultant to the Company.

C.Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, during the Term, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits. Notwithstanding the foregoing, the foregoing shall not operate to limit any rights Consultant may have to continued benefits coverage by virtue of prior employment with any affiliate of the Company.

D.Workers’ Compensation. Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

III.	PAYMENT OF TAXES

A.Federal, State, and Local Taxes. Neither federal, state, or local income tax nor social security tax nor payroll tax of any kind (collectively “Taxes”) will be withheld or paid by the Company or any of its affiliates on behalf of Consultant. Consultant will not be treated as an employee of the Company or any of its affiliates with respect to the Consulting Services for federal, state, or local tax purposes.

B.Notices to Consultant About Tax Duties And Liabilities. Consultant understands that Consultant is responsible to pay, according to the applicable law, Consultant’s Taxes. The parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant. Should any local, state, or federal taxing authority determine that any of the payments under Sections II(A) or (B) constitute income subject to withholding under any federal, state, or local law, then Consultant agrees to indemnify and hold the Company harmless for any and all Tax liability, including, but not limited to, Taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

IV.	INDEMNIFICATIONS AND COVENANTS

A.Limitations on the Company’s Liability and Consultant’s Indemnification of the Company. By entering into this Agreement and receiving the Consulting Services, but subject to the other Agreement terms, the Company will not be liable for any Damages (defined below) caused by Consultant’s dishonesty, willful misconduct, or gross negligence or for Consultant’s breach of this Agreement. Consultant shall indemnify and hold harmless the Company from and against all losses, judgments, damages, expenses

(including, without limitation, reasonable fees and expenses of counsel), liabilities, and amounts paid in settlement (collectively “Damages”) incurred by or asserted against the Company arising from, as a result of, in connection with, or relating to Consultant’s dishonesty, willful misconduct, or gross negligence in performing any Consulting Services or for Consultant’s breach of this Agreement.

B.Consultant’s Standard of Care. Subject to the other Agreement provisions, Consultant will provide all Consulting Services with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.

C.Confidential Information; Non-Disclosure; Non-Solicitation; Non-Competition and Work Product Ownership.

(i)    Confidential Information. Consultant has previously received and will continue to have access to the Company’s trade secrets and other confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company (collectively “Confidential Information”). For purposes of this Agreement, “Confidential Information” includes all confidential or proprietary information (whether tangible, intangible, written, oral, electronic, or other) of the Company or its affiliates. Such confidential or proprietary information shall include, but shall not be limited to, all trade secrets and the following items (as well as all information relating to the following items): (a) all confidential or competitively sensitive information relating to the business of the Company or its subsidiaries and affiliates, (b) all intellectual property and proprietary rights of the Company or its subsidiaries and affiliates (including, without limitation, the Intellectual Property), (c) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (d) business research, studies, procedures, costs, plans and strategies, (e) financial data, budgets and plans, (f) distribution methods, plans and strategies, (g) marketing data, research, methods, plans, strategies and efforts, (h) information regarding actual and prospective suppliers and customers (including lists, profiles, identities of and customer nonpublic personal information), (i) the terms of contracts and agreements with, the needs and requirements of, and the Company’s course of dealing with, actual or prospective suppliers and customers, (j) personnel information (including the names, contact information, skills and compensation of employees, contractors and other service providers of the Company), (k) customer and vendor credit information, (l) information received from third parties subject to obligations of non-disclosure or non-use, (m) costs, pricing and pricing strategies, (n) audit processes, management methods and information, reports, recommendations and conclusions, and (o) development tools, techniques and processes and training methods and manuals. Failure by the Company to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information. For purposes of this Agreement, “Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Consultant (1) at any time and at any place while the Consultant is providing services to the Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or (2) as a result of tasks assigned to the Consultant by the Company.

(ii)	Non-Disclosure.

(a)    In exchange for the Company’s agreement to provide Consultant with Confidential Information and to protect the Company’s legitimate business interests, Consultant shall hold all Confidential Information in strict confidence. Consultant shall not, during the Term or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization of the Company, any Confidential Information or part thereof, except as permitted: (1) in the ordinary course of the Company’s business or Consultant’s work for the Company; or (2) by law. Consultant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons.

(b)    Consultant agrees that Consultant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and Consultant shall not bring onto the premises of the Company or onto any Company property any confidential or trade secret information belonging to any former employer or third party without such third parties’ consent.

(c)    During the Term, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant’s Consulting Services with the Company and in accordance with the Company’s agreement with such third party.

(d)     Notwithstanding the foregoing, if Consultant makes a confidential disclosure of a trade secret or other confidential information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, Consultant shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure.

(iii)Non-Solicitation. Consultant hereby agrees that during the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Consultant will not, directly or indirectly, induce or attempt to induce, or cause or solicit any officer, manager, contractor or employee of the Company or its affiliates to cease their relationship with the Company or its affiliates or hire or engage any such officer, manager, contractor or employee of the Company or its affiliates, or in any way materially interfere with the relationship between the Company and its affiliates, on the one hand, and any such officer, manager, contractor or employee, on the other hand. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Consultant from making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target employees or consultants of the Company or its affiliates so long as no persons who were at any time during the twelve (12) month period prior to the commencement of such solicitation, employees or consultants of the Company or its affiliates are hired or otherwise engaged as a result of such general solicitations or search firm efforts. Consultant hereby agrees that during the Restricted Period, he will not, directly or indirectly, induce, or attempt to induce, cause or solicit any customer, client or supplier of the Company or its affiliates to reduce or cease doing business with the Company or its affiliates, or in any way knowingly interfere with the relationship between any customer, client or supplier of the Company or its affiliates, on the one hand, and the Company and its affiliates, on the other hand.

(iv)Non-Competition. In exchange for the Consulting Fee and the Company’s provision to Consultant of Confidential Information and to protect the Company and its affiliates’ legitimate business interests, Consultant hereby agrees that during the Restricted Period, Consultant will not, without the prior written consent of the Board of Directors of Valaris plc, directly or indirectly, provide services to, or own any interest in, manage, operate, control, or participate in the ownership, management, operation or control of, any entity engaged in offshore drilling operations (including as an employee or consultant, other than as an employee of, or consultant to, the Company or its affiliates); provided, however, that notwithstanding the foregoing, Consultant may own, directly or indirectly, solely as a passive investment, securities of any entity traded on a national securities exchange if Consultant is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.

(v)    Work Product.

(a)    Prior Proprietary Information Retained and Licensed. Consultant has attached hereto as Exhibit 1 a list describing all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements Consultant conceived, created, developed, made, reduced to practice or completed, either alone or with others (collectively, “Work Product”) that Consultant: (i) made, created, developed or invented by Consultant prior to the Term; (ii) claims a proprietary right or interest in; and (iii) does not assign to the Company hereunder (collectively referred to as the “Prior Proprietary Information”). If no such list is attached or if such list indicates “none,” Consultant represents that there is no such Prior Proprietary Information. Consultant understands and agrees that the Company makes no attempt to verify Consultant’s claim of ownership to any of the Prior Proprietary Information. Consultant agrees that Consultant shall not incorporate in any work that Consultant performs for the Company any Prior Proprietary Information or any of the technology described in any Prior Proprietary Information. Nonetheless, if in the course of Consultant’s Consulting Services, Consultant incorporates into a Company product, process or machine Prior Proprietary Information, Consultant agrees to grant and hereby grants the Company a nonexclusive, royalty-free, irrevocable, sublicensable, transferable, perpetual, and worldwide license to make, have made, modify, use, have used, import, export, reproduce, distribute, prepare and have prepared derivative works of, offer to sell, sell and otherwise exploit such Prior Proprietary Information, and provided further that all of the foregoing rights of the Company shall extend to any derivative works so prepared.

(b)     Maintenance of Records. Consultant agrees to keep and maintain adequate and current hard-copy and electronic records of all Work Product made by Consultant (solely or jointly with others) during the Term. The records will be available to and remain the sole property of the Company during the Term and at all times thereafter.

(vi)    Return of Company Property.    Upon the termination of the Consulting Services under this Agreement for any reason, Consultant shall immediately return and deliver to the Company any and all Confidential Information, software, devices, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, books of account, drawings, prints, plans, and the like which belong to the Company or relate to the Company’s business and which are in Consultant’s possession, custody or control, whether prepared by Consultant or others. If at any time after termination of Consultant’s Consulting Services under this Agreement, for any reason, Consultant determines that Consultant has any Confidential Information in Consultant’s possession or control, Consultant shall immediately return to the Company all such Confidential Information in Consultant’s possession or control, including all copies and portions thereof. Further, upon termination of the Consulting Services under this Agreement for any reason, Consultant shall not retain any Confidential Information, data, information or documents belonging to the Company or any copies thereof (in electronic or hard copy format).

V.     TERM OF AGREEMENT; TERMINATION

A.    Term; Termination Payments. The term of this Agreement shall commence on the Effective Date and, subject to the following provisions of this section, shall continue until December 31, 2020 (the “Term”). The Company or Consultant may terminate this Agreement at any time for any reason or no reason and with or without advance notice. Upon any termination by Consultant other than as a result of death or disability or any termination by the Company by reason of Consultant’s gross misconduct or willful negligence, the Company shall pay the Consultant the Consulting Fee earned through the date of termination within thirty (30) days following the date of termination. Upon any termination by reason of Consultant’s death or disability or any termination by the Company for any other reason, the Company shall pay to the Consultant (or his beneficiaries, as applicable) any unpaid installments of the Consulting Fee, in a single lump sum within thirty (30) days following the date of termination.

B.    Survival. The provisions respectively set forth in Section IV and Section VI.A. shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement or which relate to the validity, interpretation, reformation, or enforcement (including jurisdiction and venue) of this Agreement, shall survive the Agreement’s termination or expiration.

VI.    OTHER PROVISIONS

A.    Non-Disparagement. Consultant agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, Consultant agrees that during the Term and at all times thereafter, Consultant shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its employees, consultants, or directors. Consultant further agrees that during the Term and at all times thereafter, Consultant shall not, directly or indirectly, communicate in any manner with any member of the press or media concerning the Company, its affiliates, current or former officers, directors, or Consultants except as permitted by law and/or Company policy.

B.    Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

C.    Reformation. Consultant agrees that in the event any of the covenants contained in this Agreement shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

D.    Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement (including, for the avoidance of doubt, any term sheets discussed, negotiated or signed by and between the parties). Consultant represents and acknowledges that in executing this Agreement, Consultant does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Consultant agrees that Consultant has used Consultant’s own judgment in executing this Agreement. This Agreement may not be amended unless it is in writing and signed by Consultant and the Company. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

E.    Controlling Law. Any dispute in the meaning, effect, or validity of this Agreement and/or any dispute arising out of Consultant’s relationship with the Company shall be resolved in accordance with the laws of the State of Texas without regard to the conflict of laws provisions thereof. Venue of any litigation arising from this Agreement or Consultant’s relationship with the Company shall be in a state district court of competent jurisdiction in Harris County, Texas, or the United States District Court for the Southern District of Texas, Houston Division. Consultant consents to personal jurisdiction of the state district courts of Harris County, Texas and to the United States District Court for the Southern District of Texas, Houston Division, and agrees that Consultant shall not challenge personal jurisdiction in such courts. Consultant waives any objection that Consultant may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

F.    Voluntary Agreement. Consultant acknowledges that Consultant has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and Consultant has read this Agreement, as signified by Consultant’s signature hereto, and Consultant has either waived the advice of counsel or is voluntarily executing this Agreement after advice of counsel for the purposes and consideration herein expressed.

G.    Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute. Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this paragraph shall be void. Whether with or without Consultant’s consent, the Company may assign this Agreement in whole or part to any of its subsidiaries or any successor.

H.    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

I.    Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

J.    Ambiguities.    Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

K.    Miscellaneous.    In this Agreement, (i) “hereto,” “herein,” and similar terms are references to this Agreement as a whole; (ii) “Section” refers to a section of this Agreement, unless otherwise indicated; (iii) the singular includes the plural and vice versa, and each gender includes each of the others; (iv) the use herein of the word “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with references thereto, but rather shall be deemed to refer to all other items and matters, that reasonably could fall within the broadest possible scope of such general statement, term or matter; and (v) “or” means and / or.

L.    Notice.    All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched (i) by hand delivery, (ii) by facsimile transceiver, with confirming letter mailed promptly thereafter by first class mail, postage prepaid, (iii) by overnight express courier or (iv) by certified mail, postage prepaid, return receipt requested, deposited in any post office in the United States, in any case, addressed to the addresses set forth on the signature page of this Agreement, or such other addresses as may be provided from time to time in the manner set forth above. When sent by facsimile, notices shall be considered to have been received at the beginning of recipient's next business day following their confirmed transmission; otherwise, notices shall be considered to have been received only upon delivery or attempted delivery during normal business hours.

The signatures below indicate that the Parties have read, understand and will comply with this Agreement, which is effective as of the Effective Date and has been executed as of December 31, 2019.

Patrick Carey Lowe

Signature:    /s/ Patrick Carey Lowe
Printed Name:    Patrick Carey Lowe

Address:

ENSCO Incorporated

Signature:    /s/ Kristin Larsen

Name: Kristin Larsen

Title     Vice President and Secretary - ENSCO Incorporated

Address:    5847 San Felipe, Suite 3300
Houston, Texas 77057
Attention: General Counsel

EXHIBIT 1
LIST OF PRIOR PROPRIETARY INFORMATION

None.